EXHIBIT 10.1

SECURE COMPUTING CORPORATION

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective July 1, 2008 (the “Effective Date”) by and between Secure Computing Corporation (the “Company”) and Daniel P. Ryan (“Employee”) (the Company and Employee are collectively referred to herein as the “Parties” or singularly as a “Party”).

WITNESSETH:

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, this Agreement having been prepared by the Parties to set forth their understandings with respect to their employment relationship; and

WHEREAS, Employee is being employed by the Company in a position involving the trust and confidence of the Company.

NOW, THEREFORE, in consideration of their mutual promises and covenants and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee and the Company agree as follows:

1.	Position and Responsibilities.

a.	Employee shall be employed as the Chief Executive Officer and President of the Company. Employee shall report to the Company’s Board of Directors. Employee shall generally be in charge of, and responsible for, the overall operations of the Company and shall perform all of the duties required of his position, as directed by the Company’s Board of Directors or its designee.

b.	Employee will, to the best of his ability, devote his full working time and best efforts to the performance of his duties hereunder and to the conduct of the business and affairs of the Company.

c.	Employee will observe the rules, regulations, policies and/or procedures that the Company may now or hereafter establish governing the conduct of its business, except to the extent that any such rules, regulations, policies and/or procedures are inconsistent with the terms of this Agreement, in which case the terms of this Agreement shall control. It is acknowledged and agreed that any of the rules, regulations, policies and/or procedures of the Company may be modified by the Company at any time with or without advance notice; provided, however, that notice of modification shall be a prerequisite to Employee’s duty to observe same.

d.

Employee represents to the Company that the execution of this Agreement by Employee and the performance of Employee’s obligations hereunder will not conflict with or result in the breach of any provision of, or constitute a default under, any other agreement or undertaking to which Employee is a party or by which Employee is or may be bound. Employee hereby warrants and represents to the Company that Employee is under no contractual or other restrictions which would prevent Employee from entering into or performing all or any of Employee’s obligations under this Agreement. Employee understands and acknowledges that the Company is relying upon such warranties and representations in its employment of Employee hereunder.

2.	At-Will Employment/Termination of Employment.

a.	Employee understands and acknowledges that his employment with the Company is for an unspecified duration and constitutes “at-will” employment. Employee also understands that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the Company’s Board of Directors or its designee. Employee acknowledges that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or Employee, with or without notice.

b.	The Company shall have the right, on written notice:

(1)	to terminate employee immediately at any time for cause, or

(2)	to terminate employee at any time without cause, provided that (A) the Company shall be obligated to pay to Employee severance in an amount equal to fifteen (15) months’ base salary less applicable taxes and other required withholdings and any amount Employee may owe to the Company, payable in full immediately upon such termination, contingent upon Employee signing a Separation and Release Agreement in a form satisfactory to the Company which assures, among other things, that Employee will not commence any type of litigation or other claims as a result of the termination, (B) vesting of the 150,000 share restricted stock grant made to Employee on September 10, 2007 will accelerate in full, and (C) the Company will pay the premium costs of Employee’s medical, dental and vision benefits during the severance period provided Employee makes the necessary elections pursuant to COBRA.

c.	For purposes of this Section, “cause” shall include: conviction of any felony or of any crime involving moral turpitude, participation in fraud against the Company, intentional damage to any property of the Company, wrongful disclosure of any trade secrets or other confidential information of the Company to any of its competitors, or a material breach of Section 4 (Confidential Information) of this Agreement.

3.	Compensation. Subject to the other provisions contained herein, in consideration of Employee’s services rendered under this Agreement and for Employee’s willingness to forego other employment opportunities or competitive activities during the term of this Agreement and any applicable severance period, the Company shall compensate Employee as follows:

a.	Base Salary. The Company shall pay Employee an annual salary of $350,000, before deductions, to be paid consistent with the Company’s regular payroll practices applicable to similarly-situated employees for so long as this Agreement is in effect or until such date as the Company, after discussion with Employee, increases the base salary.

b.	Expenses. The Company will reimburse Employee for all necessary and reasonable out-of-pocket business expenses in accordance with the Company’s policies and procedures.

c.	Bonus Program. Employee will be eligible for an annual target bonus of $350,000 ($87,500 quarterly, tied to financial performance targets established by the Compensation Committee or the entire Board of Directors), without a cap, to be paid consistent with the Company’s regular payroll practices applicable to similarly-situated employees, for so long as this Agreement is in effect or until such date as the Company, after discussion with Employee, increases Employee’s target bonus eligibility.

d.	Fringe Benefits. Employee shall be eligible to participate in the Company’s standard employee benefits package comparable to similarly situated employees of the Company employed in the United States.

e.	Vacation. Employee will be eligible for twenty (20) days of vacation per calendar year.

f.	Equity Awards. Promptly following execution of this Agreement, Employee shall receive 75,000 restricted shares (or restricted stock units) of the Company and 162,000 Company stock options with standard vesting and other terms, including an exercise price for the stock options equal to the fair market value of the Company’s common stock on the date of grant (expected to be July 25, in accordance with the Company’s standard practices), with the understanding that each July 1, the Board will consider making another restricted stock (or restricted stock unit) grant or option grant, depending on Employee’s performance.

g.	Effect of Employee’s Death. The vesting of all of Employee’s outstanding equity awards will accelerate in full upon Employees’ death.

4.	Confidential Information.

a.

Company Information. Employee agrees at all times during the term of his employment and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company’s Board of Directors or its designee, any Confidential Information of the Company. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom he called or with whom he became acquainted during the term of his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering data, hardware configuration information, marketing, financial or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act by him or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

b.	Former Employer Information. Employee agrees that he will not, during the term of his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

c.	Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the Company consistent with the Company’s agreement with such third party.

5.	Conflicting Employment. Employee agrees that, during the term of his employment with the Company, he will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of his employment, nor will he engage in any other activities that conflict with his obligations to the Company.

6.	Returning Company Documents. Employee agrees that, at the time of leaving the employ of the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by him pursuant to his employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of his employment, Employee agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A.

7.	Notification of New Employer. In the event that Employee leaves the employ of the Company, he hereby grants consent to notification by the Company to his new employer about his rights and obligations under this Agreement.

8.	Non-solicitation.

a.	Non-solicitation of Employees. To the full extent permitted by law, for a period of fifteen (15) months immediately following the termination of his relationship with the Company for any reason, whether voluntary or involuntary, Employee shall not, by himself or in collaboration with others, either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for himself or any other person or entity.

b.	Non-solicitation of Business. To the full extent permitted by law, for a period of fifteen (15) months immediately following the termination of his relationship with the Company for any reason, whether voluntary or involuntary, Employee will not divert or attempt to divert from the Company any business the Company had enjoyed or solicited from its customers or potential customers during the fifteen (15) months prior to his termination of employment.

9.	Arbitration and Equitable Relief.

a.	Arbitration. Except as provided in Section 9(b) below, Employee agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Ramsey County, Minnesota, in accordance with the employment dispute resolution rules then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Employee shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay their own counsel fees and expenses.

This arbitration clause constitutes a waiver of Employee’s right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship (except as provided in Section 9(b) below), including, but not limited to, the following claims:

(1)	Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

(2)	Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, and the Fair Labor Standards Act; and

(3)	Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

b.	Equitable Remedies. Employee agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Sections 4, 6 and 8 herein. Accordingly, Employee agrees that if he breaches any of such sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement. Employee further agrees that no bond or other security shall be required in obtaining such equitable relief and he hereby consents to the issuance of such injunction and to the ordering of specific performance.

c.	Consideration. Employee understands that each Party’s promise to resolve claims by arbitration in accordance with the provisions of this Agreement, rather than through the courts, is consideration for the other Party’s like promise. Employee further understands that he is offered continued employment in consideration of his promise to arbitrate claims.

10.	Severability and Scope of Obligations. Should any of Employee’s obligations under this Agreement be found overbroad, illegal or unenforceable in any respect, such illegality or unenforceability shall not affect the other provisions of this Agreement, all of which shall remain enforceable in accordance with their terms. Despite the preceding sentence, should any of Employee’s obligations under this Agreement be found illegal or unenforceable because it is too broad with respect to duration, geographical scope or subject matter, such obligation shall be deemed and construed to be reduced to the maximum duration, geographical scope and subject matter allowable under applicable law.

11.	Applicable Law. This Agreement shall be governed by, and construed and enforced in all respects under the laws of the State of Minnesota.

12.	Binding Effect. This Agreement shall be binding upon the Parties hereto and upon their respective executors, administrators, legal representatives, successors and assigns.

13.	Notices. Written notice under this Agreement shall be effectuated by Federal Express delivery, addressed as follows:

If to the Company:	Secure Computing Corporation
Attention: General Counsel
2340 Energy Park Drive
St. Paul, MN 55108

If to Employee:	Dan Ryan
[Address to be provided to the Company separately]

Either Party may, by like notice to the other Party, change its notice address.

14.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements. Without limiting the foregoing, notwithstanding the terms of Employee’s agreement with the Company dated May 28, 2008, Employee’s temporary bonus under that agreement shall not be payable with respect to any period after June 30, 2008. Any amendments to this Agreement must be made in writing and duly executed by each of the Parties or by an authorized representative or agent of each such Party.

15.	Acknowledgement. Employee hereby acknowledges that he has read the foregoing Agreement, that he fully understands and accepts the terms hereof, and that the Company gave his the opportunity to consult with an attorney or some other third Party to explain the meaning of the terms of this Agreement prior to his signing this Agreement.

IN WITNESS WHEREOF, the Parties hereto, either individually or by a duly authorized representative, have executed this Agreement as of the day and year first written above.

DANIEL P. RYAN		SECURE COMPUTING CORPORATION

By:	/s/ Daniel P. Ryan	By:	/s/ Richard L. Scott
Richard L. Scott, Chairman

Date: 7/15/08		Date: 7/15/08

EXHIBIT A

SECURE COMPUTING CORPORATION

TERMINATION CERTIFICATION

In accordance with my Employment Agreement, I hereby certify the following:

I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproduction of any aforementioned items belonging to SECURE COMPUTING CORPORATION, its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I have complied with all the terms of the Company’s Employment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

In compliance with the Employment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for fifteen (15) months from this date, I will not directly or indirectly through others, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or engage in any behavior that is in violation of my ongoing responsibilities under my Employment Agreement.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)